CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 33-11882 on Form N-1A of our report dated May 22, 2014, relating to the financial statements and financial highlights of BIF Multi-State Municipal Series Trust (the “Trust”), comprised of BIF California Municipal Money Fund, BIF Connecticut Municipal Money Fund, BIF Massachusetts Municipal Money Fund, BIF Michigan Municipal Money Fund, BIF New Jersey Municipal Money Fund, BIF New York Municipal Money Fund, BIF Ohio Municipal Money Fund and BIF Pennsylvania Municipal Money Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended March 31, 2014; and of our report dated May 22, 2014, relating to the financial statements and financial highlights of BIF Tax-Exempt Fund and relating to the financial statements and financial highlights of Master Tax-Exempt LLC (collectively, the “BlackRock Funds”), appearing in the Annual Report on Form N-CSR of the BlackRock Funds for the year ended March 31, 2014.

We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 29, 2014